RESOLUTION IN LIEU OF STOCKHOLDERS MEETING



     THE   UNDERSIGNED,  being  the  Stockholders  of  CENTRAL  AMERICA  FUEL

TECHNOLOGY,  INC.,  a Nevada Corporation, in lieu of a Stockholders  meeting,

hereby consent to the following resolutions:



          RESOLVED, that the Corporation enter into an Agreement and Plan of Merger with PRESIDENTS TELECOM, INC. (A copy of which is attached) with PRESIDENTS TELECOM, INC. remaining as the surviving corporation, and be it

          FURTHER RESOLVED, that the Corporation officers are hereby authorized to execute any and all documents necessary to accomplish the merger.


DATED: March 15, 2000

                                /s/ Anthony DeMint
                               _________________________________
                                   ANTHONY N. DeMINT